Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 577-2212

Enpath Medical, Inc.

Contacts:	Investors
EVC Group, Inc.
Doug Sherk (415) 896-6820
Jennifer Beugelmans (415) 896-6817

July 14, 2005

Enpath Medical Provides Update on Myopore Rx™ Steroid Lead Status with FDA

Company’s Appeal Denied

Second Quarter Conference Call Scheduled for July 21

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) today reported that the Office of Device Evaluation (ODE) at the U.S. Food and Drug Administration (FDA) has denied the Company’s appeal of the decision by the ODE staff that the pending Pre-Market Application (PMA) for the Company’s Myopore Rx steroid lead is not approvable as currently submitted.  The FDA has indicated that human clinical results would be required in order to grant marketing clearance of the Myopore Rx.

As discussed in detail in the Company’s April 21, 2005 earnings release, the Company originally filed the submission in July 2004 and had been proceeding on the understanding that the FDA would grant approval based upon the originally determined regulatory pathway of a Paper Pre-Market Approval–a less burdensome approach that does not include prospective human clinical data.  The Company received a non-approvable letter in December 2004 requesting human clinical data, and after discussions with the FDA regarding the reasons for the letter, filed an appeal which was heard on June 1.  The Company has received a response to its appeal that the FDA will not overturn the original decision and would maintain its position that it will require human clinical trials in order to process Enpath’s application.

Jim Hartman, Chairman and CEO of Enpath Medical, stated, “We are very disappointed that the FDA has maintained this position, which is contrary to the criteria for approval that was established with the FDA at the start of the application process in early 2004.  It is not feasible for us to undertake human clinical trials at this late date in the development process, due to the substantial cost and time required.  We are meeting with our distribution partners to evaluate possible strategies moving forward and also exploring other options with the FDA, although limited, which might gain marketing clearance of this product.

“The Myopore Rx steroid lead has been successfully launched in the countries of the European Union (EU) by one of our partners and the feedback from physicians has been very positive,” Hartman continued.  “That partner has substantially increased the size of its first reorder and we are now working with this company to gain approval in countries outside the EU.  The FasTac® Flex delivery tool for the steroid lead is being reviewed for approval in Europe and we anticipate European approval and the initial launch of that product through this same partner in the third quarter of 2005.

“Meanwhile, our research and development pipeline is full with introducer enhancements, neurostimulation projects and various steerable and fixed curve guide catheters for a variety of applications.  Last week we learned that patient enrollment for a clinical study involving one of our fixed curve sophisticated introducers had been initiated bringing to a total of five the number of companies engaged in human use studies that are either underway or planned to commence in the near term,” Mr. Hartman concluded.

The Company also stated that while it met the revenue guidance targets for the second quarter set forth in its first quarter financial results release, it expects to report a modest loss for the second quarter resulting from continued significant research and development expenditures incurred in processing the appeal to the FDA and in accelerating development activities on a steerable sheath application to meet certain milestones of another potential key partner for this product.

Earnings Conference Call and Webcast

The Company announced that it will release its second quarter 2005 financial results before the market opens on Thursday, July 21, 2005.  The management team of Enpath Medical will host a conference call to discuss the results beginning at 1:30 P.M. Central Time, also on Thursday, July 21, 2005.  To participate, domestic participants should dial 800-257-1927 and international participants should dial 303-262-2138.  A recording of the conference call will be available approximately one hour after the conclusion of the call and can be accessed for seven days.  To access the replay, please dial 1-800-405-2236 for domestic callers and 303-590-3000 for international callers; please reference the pass code 11035104#.

The conference call will also be webcast live on the company’s web site, www.enpathmed.com, and may be accessed by clicking on the 2nd Quarter 2005 Earnings Call icon.  An audio replay will be archived on the Enpath website for one year.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and FasTac Flex delivery tool and obtain regulatory approval to market these devices in a number of countries; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and FasTac Flex;  Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the FasTac Flex delivery device, in anticipated required quantities; Enpath’s dependence upon a limited number of key customers for its revenue; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.